Exhibit 99.10

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Subordinate Voting Shares, no par value, of Nuvei Corporation dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13D, filed on behalf of each of the parties hereto.

Dated: April 8, 2024

NOVACAP MANAGEMENT INC.

/s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President and CEO, Managing Partner

Caisse de dépôt et placement du Québec

/s/ Soulef Hadjoudj
Name: Soulef Hadjoudj
Title: Senior Director, Legal Affairs

WHISKEY PAPA FOX INC.

/s/ Philip Fayer
Name: Philip Fayer
Title: Chairman and Chief Executive Officer

Philip Fayer

By: /s/ Philip Fayer
Philip Fayer